UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*



                           ELEXSYS INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)


                     Common Stock, $1.00 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                   28626C 10 8
                                   -----------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)









--------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               (Page 1 of 4 Pages)

                                  SCHEDULE 13G
----------------------                                        -----------------
CUSIP No. 28626C 10 8                                         Page 2 of 4 Pages
----------------------                                        -----------------



--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter S. Jonas, Social Security Number ###-##-####
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                      (b) |_|
-------------------------------------------------------------------------------
    3        SEC USE ONLY


--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                         5       SOLE VOTING POWER


                                                 510,000
                                   ---------------------------------------------
            NUMBER OF                     6       SHARED VOTING POWER
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH                               -0-
            REPORTING               --------------------------------------------
              PERSON                      7       SOLE DISPOSITIVE POWER
               WITH


                                                  510,000
                                    --------------------------------------------
                                          8       SHARED DISPOSITIVE POWER



                                                  -0-
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             510,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


             5.6
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON


             IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
----------------------                                        ------------------
CUSIP No. 28626C 10 8                                          Page 3 of 4 Pages
----------------------                                        ------------------

Item 1.   Issuer Name and Address.

                  (a)       Elexsys International, Inc.

                  (b)       1188 Bordeaux Drive
                            Sunnyvale, California  94089

Item 2.   Information Regarding Reporting Person and Class of Securities.

                  (a)       Peter S. Jonas

                  (b)       c/o Elexsys International, Inc.
                            1188 Bordeaux Drive
                            Sunnyvale, California 94089

                  (c)       United States

                  (d)       Common Stock

                  (e)       28626C 10 8

Item 3.   Rule 13d-1(b) or 13d-2(b) Filers.

                  N/A

Item 4.   Ownership.

                  (a)       510,000 shares

                  (b)       5.6%

                  (c) The Reporting Person possesses both sole voting power and sole dispositive power with respect to all of the 510,000 shares of the Issuer's Common Stock beneficially owned by the Reporting Person and reported herein.

Item 5.   Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                  N/A

                                  SCHEDULE 13G
----------------------                                         -----------------
CUSIP No. 28626C 10 8                                          Page 4 of 4 Pages
----------------------                                         -----------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  N/A

Item 8.   Identification and Classification of Member of the Group.

                  N/A

Item 9.   Notice of Dissolution of Group.

                  N/A

Item 10.  Certification.

                  N/A


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated:  January 20, 1996



                                        /s/Peter S. Jonas
                                        -----------------------------
                                        PETER S. JONAS